UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 24, 2013

NUCOR CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-4119	13-1860817
(Commission File Number)	(IRS Employer Identification No.)

1915 Rexford Road, Charlotte, North Carolina	28211
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (704) 366-7000

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On July 24, 2013, Nucor Corporation (“Nucor”) entered into an Underwriting Agreement (the “Underwriting Agreement”) with Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the several underwriters named therein (together, the “Underwriters”), for the sale of $500 million aggregate principal amount of Nucor’s 4.000% Notes due 2023 (the “2023 Notes”) and $500 million aggregate principal amount of Nucor’s 5.200% Notes due 2043 (the “2043 Notes” and, together with the 2023 Notes, the “Notes”) in a registered offering. The Underwriting Agreement includes the terms and conditions of the offer and sale of the Notes, indemnification and contribution obligations and other customary terms and conditions. Nucor sold the Notes to the Underwriters on July 29, 2013, and Nucor received net proceeds, after expenses, of approximately $989.8 million.

The Notes are governed by and were issued pursuant to the terms of an Indenture, dated January 12, 1999, between Nucor and The Bank of New York Mellon, as trustee (the “Trustee”), as supplemented by the Sixth Supplemental Indenture, dated July 29, 2013, between Nucor and the Trustee (the “Sixth Supplemental Indenture”).

Interest on the Notes is payable semi-annually in arrears on February 1 and August 1 of each year, beginning on February 1, 2014. The 2023 Notes will mature on August 1, 2023, and the 2043 Notes will mature on August 1, 2043, in each case unless earlier redeemed or repurchased by Nucor. The Notes are unsecured and unsubordinated obligations of Nucor and are not guaranteed by Nucor’s subsidiaries.

Before the date that is three months (with respect to the 2023 Notes) or six months (with respect to the 2043 Notes) prior to the applicable maturity date for such series of Notes, Nucor has the option to redeem all or part of the Notes at any time and from time to time at a redemption price equal to the greater of 100% of the principal amount of the Notes to be redeemed or the sum of the present values of the remaining scheduled payments of principal and interest on such Notes (not including the portion of any payments of interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis at the Adjusted Treasury Rate (as defined in the Sixth Supplemental Indenture) applicable to the Notes being redeemed, plus accrued and unpaid interest thereon to, but excluding, the redemption date. On or after the date that is three months (with respect to the 2023 Notes) or six months (with respect to the 2043 Notes) prior to the applicable maturity date for such series of Notes, Nucor may redeem all or part of the Notes at any time and from time to time at par plus accrued and unpaid interest thereon to, but excluding, the redemption date.

In addition, upon a Change of Control Triggering Event (as defined in the Sixth Supplemental Indenture), the holders of the Notes may require Nucor to repurchase all or any part of their Notes at a purchase price of 101% of the principal amount, plus accrued and unpaid interest, if any, on such Notes to the date of repurchase.

The foregoing summaries of documents described above do not purport to be complete and are qualified in their entirety by reference to the full text of such documents, which are filed as exhibits hereto or otherwise on file with the Securities and Exchange Commission.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure required by this Item and included in Item 1.01 is incorporated by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

1.1	Underwriting Agreement, dated July 24, 2013, among Nucor Corporation, Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

4.1	Sixth Supplemental Indenture, dated July 29, 2013, between Nucor Corporation and The Bank of New York Mellon, as trustee.

4.2	Form of 4.000% Notes due August 1, 2023 (included in Exhibit 4.1).

4.3	Form of 5.200% Notes due August 1, 2043 (included in Exhibit 4.1).

5.1	Opinion of Moore & Van Allen PLLC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUCOR CORPORATION

Date: July 29, 2013	By:	/s/ James D. Frias
James D. Frias
Chief Financial Officer, Treasurer and Executive Vice President

INDEX TO EXHIBITS

Exhibit No.	Description

1.1	Underwriting Agreement, dated July 24, 2013, among Nucor Corporation, Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

4.1	Sixth Supplemental Indenture, dated July 29, 2013, between Nucor Corporation and The Bank of New York Mellon, as trustee.

4.2	Form of 4.000% Notes due August 1, 2023 (included in Exhibit 4.1).

4.3	Form of 5.200% Notes due August 1, 2043 (included in Exhibit 4.1).

5.1	Opinion of Moore & Van Allen PLLC.